EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

William T. Hart, P.C.		harttrinen@aol.com
Will Hart	(303) 839-0061	Fax: (303) 839-5414

September 25, 2019

AmeriCann, Inc.
1550 Wewatta St.

Denver, CO 80202

This letter will constitute an opinion upon the legality of the sale by certain shareholders of AmeriCann Inc., a Colorado corporation (the “Company”) of:

●	up to 648,000 shares of common stock issuable upon the exercise of warrants,

all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, the applicable laws of Delaware, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion:

●

any shares issued upon the exercise of warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart